                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                       Thomas Industries Incorporated
                     ----------------------------------
                              (Name of Issuer)

                                common stock
                     ----------------------------------
                       (Title of Class of Securities)

                                884-425-109
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  8   Pages
                                        ---

CUSIP No. 884-425-109                 13G                 Page     of     Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Kenneth L. Fisher ###-##-####
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only
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 (4) Citizenship or Place of Organization

     United States
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Number of Shares              (5) Sole Voting Power
 Beneficially                       515,300 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        na
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    515,300 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    na
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     515,300 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.1%
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(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 884-425-109                 13G                 Page     of     Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Fisher Investments, Inc. 94-3029777
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only
-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Fisher Investments was organized and incorporated in the state of
     California.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       515,300 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        na
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    515,300 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    na
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     515,300 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

    5.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page     of     Pages
                                                               ---    ---


ITEM 1.  SECURITY AND ISSUER

            Thomas Industries Incorporated
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            4360 Brownsboro Road
            Louisville, KY 40207
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ITEM 2(A).  NAME OF PERSON(S) FILING

            a. Fisher Investments
            b. Kenneth L. Fisher
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            a. Fisher Investments
               13100 Skyline Blvd.
               Woodside, CA 94062

            b. Fisher Investments
               13100 Skyline Blvd.
               Woodside, CA 94062
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ITEM 2(C).  CITIZENSHIP

            a. Fisher Investments, Inc. was incorporated and is organized in the state of California

            b. Kenneth L. Fisher: United States
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

         There is no title of class of equity purchased. Security is registered as $1.00 par value common stock.
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ITEM 2(E).  CUSIP NUMBER

            884-425-109
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page     of     Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        515,300 shares
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        5.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

        a. Fisher Investments:

          (i) sole power to vote or to direct the vote
              515,300 shares
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0 shares
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              515,300 shares
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0 shares
              -----------------------------------------------------------------

        b. Kenneth L. Fisher:

          (i) sole power to vote or to direct the vote
              515,300 shares
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0 shares
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              515,300 shares
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0 shares
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ----------------------------------------
                                       (Date)

                                       Kenneth L. Fisher
                                       ----------------------------------------
                                       (Signature)

                                       Chairman and CEO
                                       ----------------------------------------
                                       (Name/Title)